NEWS

Contact:	David Weinberg	Amy Raskopf
	Chief Financial Officer	Manager, Investor Relations
	(973) 994-3999 x7933	(973) 994-3999 x7925
araskopf@columbialabs.com

Columbia Laboratories Reports Third Quarter 2004 Financial Results

LIVINGSTON, NJ - November 4, 2004 - Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced financial results for the third quarter and nine months ended September 30, 2004.

Highlights of the quarter included:

•	Net sales of $5.1 million, a 9.2% increase from second quarter 2004 levels.

•	Loss per share improved to $0.14 from a loss of $0.16 in second quarter 2004.

•	Positive data from a pilot study of Prochieve® 8% (progesterone gel) suggested use of Prochieve 8% and estradiol with clomiphene citrate more than doubled pregnancy rates versus clomiphene citrate alone.

•	Positive results of a Phase III study of Striant® (testosterone buccal system) published in the Journal of Clinical Endocrinology and Metabolism.

•	Strengthened Board of Directors with election of Edward Blechschmidt and Stephen Kasnet.

•	FDA approval to disseminate information to the OB/GYN community providing evidence that vaginally administered progesterone may reduce the risk of preterm delivery in women at high risk.

•	Executed Mutual Recognition Procedure for Striant, culminating with regulatory approval of Striant in 14 countries in the European Union in October.

Fred Wilkinson, Chairman, President and Chief Executive Officer of Columbia Laboratories, stated, “Our primary objectives during the third quarter of 2004 were to build sales while reducing operating expenses from second quarter 2004 levels. I am pleased to report that we met these goals. Net sales rose 9.2% and expenses were down as well, though only slightly due to higher marketing costs to finalize marketing materials and programs to be used over the next several quarters. During the fourth quarter, our goal is to bring sales and marketing expenses to approximately $4 million while continuing to build net sales.”

“Market share for Striant more than doubled to 1.8 percent of new and 1.3 percent of total prescriptions in September (the most recently available monthly data) from 0.84 percent and 0.68 percent, respectively, before the April re-launch. We are encouraged by this trend and are working diligently to capture additional share of the testosterone replacement market.”

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Wilkinson continued, “The PROTERM study continues to advance with the addition of new patients at all centers. We were, however, disappointed that the pace of patient enrollment slowed somewhat during the second half of the third quarter, and have taken action to accelerate the enrollment process. We recently added two large centers with high delivery rates. We also implemented an aggressive patient and physician recruitment tool in October which we expect will drive more patients to PROTERM centers. We look forward to the positive impact of these initiatives on enrollment, but believe it’s prudent to adjust our timeline based on Q3 enrollment rates and now project that patient enrollment will conclude in the middle of 2005. Because a patient enrolls in the study between her 18 th and 22nd week of pregnancy, and remains on Prochieve 8% or placebo until delivery, we expect completion of the study before the end of 2005, approximately 17 weeks after enrollment is complete.”

“We recently received FDA approval to disseminate a reprint from the American Journal of Obstetrics and Gynecology and other information related to the use of vaginally administered progesterone to reduce the risk of preterm delivery in women at high risk to the OB/GYN audience through our sales force. This program, which we initiated in October, is designed to increase general awareness of this new, but not FDA-approved, use for Prochieve 8%. We will continue to execute this program going forward, within the guidelines of the Food and Drug Administration Modernization Act (FDAMA).”

“For the remainder of 2004, we will maintain our focus on building sales, with a more balanced promotion of Striant and our women’s healthcare line of products, while further reducing expenses. We will also continue our business development discussions, with particular emphasis on concluding a partnership for our desmopressin buccal candidate. Finally, we look forward to the EU marketing authorizations and licenses for Striant that will be granted over the coming months, paving the way for broader global commercial availability of this exciting product. I am confident in our ability to execute on our strategies, and look forward to updating you on our progress going forward,” concluded Wilkinson.

Financial Overview
For the third quarter of 2004, the Company reported a loss of $5,981,839, or $0.14 per basic and diluted share, on revenues of $5,092,819, as compared to a loss of $ 4,254,547, or $0.11 per basic and diluted share, on revenues of $8,763,957 in the third quarter of 2003. For the second quarter of 2004, the Company reported a loss of $6,603,280, or $0.16 per basic and diluted share.

Net sales for the third quarter of 2004 were $5.1 million, a 41.9% decrease from the third quarter of 2003 that reflects reduced sales of Striant and the Company’s women’s health products to wholesalers and chain drugstores. Third quarter 2003 revenues included initial stocking of Striant® in preparation for the product launch in September 2003. Sales to the Company’s marketing partners, which are based on periodic bulk purchase orders and therefore fluctuate from quarter to quarter, were lower in the third quarter of 2004 as well. Net sales increased $428,861, or 9.2%, from the second quarter of 2004.

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Gross profit as a percentage of net sales decreased to 57% in the third quarter of 2004 versus 66% in 2003. The decrease is primarily attributable to greater sales of Striant, a higher-margin product, in the 2003 period and the under-absorption of fixed overhead in the third quarter of 2004. The gross profit margin in the second quarter of 2004 was 61%.

Selling and distribution expenses were $5.2 million in the third quarter, a 30.3% decrease from the third quarter of 2003, mainly reflecting decreased sales force costs for promotion of the Company’s products in the U.S. and including the reduction of the sales force from approximately 122 persons in the third quarter of 2003 to approximately 80 persons in the third quarter of 2004. Selling and distribution expenses increased $334,763, or 6.9%, from the second quarter of 2004.

General and administration costs increased 27.7%, from third quarter 2003 levels to $1.9 million, primarily due to increases in insurance premiums, non-legal professional fees and salary expense including the hiring of additional administrative personnel subsequent to the third quarter of 2003. General and administration expenses increased $49,290, or 2.7%, from second quarter of 2004 levels.

Research and development costs were $1.0 million, a 66.9% increase over third quarter 2003, predominantly reflecting costs related to the ongoing PROTERM™ (PROgesterone Gel for Reducing PreTERM Labor and Delivery) study, which was initiated in November 2003. Research and development costs decreased $423,683, or 29.4%, from the second quarter of 2004. PROTERM is a Phase III, randomized, double-blind, placebo-controlled, multicenter study evaluating the efficacy, safety and tolerability of Prochieve 8% in preventing preterm birth in pregnant women who have had a prior preterm delivery. Positive results from the PROTERM study would support a potential label extension for Prochieve 8%, positioning Columbia to address this sizeable market in which there is significant unmet clinical need. Pregnant women who have had a prior preterm birth and who may wish to participate in the study should visit http://www.centerwatch.com/trials/trial3353.html or http://www.clinicaltrials.gov/ (search word "preterm birth") to learn about, and possibly enroll in, the PROTERM study. Women without internet access may contact Columbia Laboratories directly at (973) 994-3999.

For the nine-month period ended September 30, 2004, the net loss was $18,839,948 or $0.47 per share on sales of $14,296,456 as compared to a net loss of $13,325,225 or $0.37 per share on sales of $17,289,303 in the nine months ended September 30, 2003.

Columbia had cash and cash equivalents of $21.1 million and accounts receivable of $5.95 million at September 30, 2004. Accounts receivable were $2.5 million higher than at June 30, 2004 because of the timing of sales in the third quarter of 2004. Combining these additional receivables and cash and equivalents, the Company had $23.6 million at the close of the quarter.

Quarterly Conference Call
As previously announced, Columbia Laboratories will hold a conference call on November 4, 2004 at 8:30 AM EST to review financial results of the third quarter and nine months ended September 30, 2004.

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Date:	Thursday, November 4, 2004
Time:	8:30 a.m. EST
U.S./Canada dial-in number:	(800) 599-9816
International dial-in number:	(617) 847-8705
Access passcode:	65687027
Live webcast:	www.columbialabs.com, under the Events tab

A recording of the conference call will be available from 10:30 a.m. EST on November 4, 2004 until 11:59 p.m. EST November 11, 2004 at 888-286-8010 (U.S.) and 617-801-6888 (International). The replay passcode is 68950124. The webcast will be archived for on-demand listening for one year on Columbia Laboratories Web site, www.columbialabs.com, under the Events tab.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies and to prevent preterm birth. Columbia markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men, Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. Columbia's products and product candidates utilize the Company's bioadhesive drug delivery technology. The Company has developed a buccal delivery system for peptides. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Those statements include statements regarding the intent, belief or current expectations of Columbia and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Such risks and uncertainties include, among other things, the success of the restructured sales force, the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the US; successful marketing of Striant by Ardana Bioscience, Ltd. and Mipharm SpA in their respective European territories as marketing authorizations and licenses are received following the MRP regulatory approvals; the impact of competitive products and pricing; the timely and successful development of products; timely and successful completion of clinical studies; successful enrollment of subjects in, and the outcome of, the PROTERM™ study; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; successful partnering of the desmopressin buccal candidate; and competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks and PROTERM™ is a trademark of Columbia Laboratories, Inc.

(Tables follow)COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
ASSETS	(unaudited)
Current assets-
Cash and cash equivalents	$21,069,291	$30,965,517
Accounts receivable, net	5,950,923	4,780,921
Inventories	3,374,820	2,469,224
Prepaid expenses and other current assets	1,141,608	2,240,920
Total current assets	31,536,642	40,456,582
Property and equipment, net	873,336	961,995
Intangible assets, net	--	920,418
Other assets	161,099	140,654
TOTAL ASSETS	$32,571,077	$42,479,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities-
Note payable	$10,000,000	$	---
Current portion of financing agreements	3,220,717		1,228,865
Accounts payable	1,708,176		2,806,236
Accrued expenses	1,412,423		2,731,692
Total current liabilities	16,341,316		6,766,793
Note payable—long-term	--		10,000,000
Deferred revenue	4,394,956		3,879,618
Long-term portion of financing agreements	18,096,394		15,746,695
TOTAL LIABILITIES	38,832,666		36,393,106

Stockholders’ equity (deficiency)-
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding in 2004 and 2003	1	1
Series C Convertible Preferred Stock, 3,250 shares issued and outstanding in 2004 and 2003	32	32
Common stock, $0.01 par value; 100,000,000 authorized:
41,751,934 and 39,679,381 shares issued and outstanding in 2004 and 2003, respectively	417,519	396,794
Capital in excess of par value	168,623,778	162,146,561
Accumulated deficit	(175,488,162)	(156,648,214)
Accumulated other comprehensive income	185,243	191,369
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(6,261,589)	6,086,543
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$32,571,077	$42,479,649

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COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003

NET REVENUES	$14,296,456	$17,289,303	$5,092,819	$8,763,957
COST OF GOODS SOLD	5,685,011	6,838,074	2,182,140	3,023,359
Gross profit	8,611,445	10,451,229	2,910,679	5,740,598

OPERATING EXPENSES:
Selling and distribution	14,958,153	16,012,352	5,210,005	7,470,881
General and administrative	5,687,018	4,471,313	1,904,281	1,491,025
Research and development	4,072,932	2,198,883	1,016,269	608,885
Total operating expenses	24,718,103	22,682,548	8,130,555	9,750,791
Loss From operations	(16,106,658)	(12,231,319)	(5,219,876)	(3,830,193)
OTHER INCOME (EXPENSE):
Interest income	182,321	65,836	63,345	54,388
Interest expense	(2,206,489)	(1,242,750)	(770,953)	(517,535)
Loss on sale of intangible assets	(577,917)	--	--	--
Other, net	(131,205)	83,008	(54,355)	38,793
	(2,733,290)	(1,093,906)	(761,963)	(424,354)
Net loss	$(18,839,948)	$(13,325,225)	$(5,981,839)	$(4,254,547)

NET LOSS PER COMMON SHARE: (Basic and diluted)	$(0.47)	$(0.37)	$(0.14)	$(0.11)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSHANDING: (Basic and diluted)	40,726,264	36,689,369	41,751,934	38,795,145

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